Exhibit 10.47

Kohlberg Kravis Roberts & Co. L.P.

DLJ Merchant Banking III, Inc.

May 13, 2005

Rockwood Holdings, Inc.

100 Overlook Center

Princeton, NJ 08540

Dear Sirs:

Reference is made to the letter agreement (the “ Agreement”) dated July 29, 2004 among Rockwood Holdings, Inc. (the “Company”), Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and DLJ Merchant Banking III, Inc. (“DLJ”; together with KKR, the “Sponsors” and each a “Sponsor”) relating to the Company’s engagement of KKR and DLJ to provide certain services to the Company and its subsidiaries (collectively, the “Rockwood Group”).

The Rockwood Group has availed itself, during the term of the Agreement and during the term of the Original Agreement (as such term is defined in the Agreement), of the Sponsors’ expertise in providing management, business strategy, consulting and financial services and the Sponsors have provided such services to the Company in connection with the Company’s contemplated initial public offering of shares of its common stock.

Effective upon the consummation of the initial public offering (the “IPO Closing Date”) and the payment of the Termination Fee (as defined below), the Company and the Sponsors hereby terminate the Agreement (other than paragraphs 3 through 14 thereof which shall survive such termination) and for consideration of such termination, the Company hereby agrees to pay (or cause one of its subsidiaries to pay) to the Sponsors the sum of $10,000,000 in cash (the “Termination Fee”) on the IPO Closing Date.  The Termination Fee shall be paid to each Sponsor pro rata based on such Sponsor’s Percentage Interest (as such term is defined in the Agreement) in the Rockwood Group immediately prior to the consummation of the initial public offering.  The Termination Fee shall be paid by wire transfer in same-day funds to the respective bank accounts designated by the Sponsors, and shall not be refundable under any circumstances.

This agreement shall be governed by and construed in accordance with the law of the State of New York.

Each party hereto represents and warrants that the execution and delivery of this agreement by such party has been duly authorized by all necessary action of such party.

If any term or provision of this agreement or the application thereof shall, in any jurisdiction and to any extent, be invalid and unenforceable, such term or provision shall be ineffective, as to such jurisdiction, solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any remaining terms or provisions hereof or affecting the validity or enforceability of such term or provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this agreement invalid or unenforceable in any respect.

Each of the Company and each Sponsor waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this agreement.

This letter agreement may be executed by one or more parties hereto on any number of separate counterparts (including by facsimile), and all of said counterparts taken together will be deemed to constitute one and the same agreement.

[Agreement continued on next page.]

If the foregoing sets forth the understanding among us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and returning it to us, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

KOHLBERG KRAVIS ROBERTS & CO. L.P.

		By:	/s/ William J. Janetschek
Title: Chief Financial Officer

DLJ MERCHANT BANKING PARTNERS III, L.P.

		By:	/s/ Susan C. Schnabel
Title:

AGREED TO AND ACCEPTED

ROCKWOOD HOLDINGS, INC.

By:	Thomas J. Riordan
Title: Vice President Law & Administration